LICENSE AGREEMENT

         THIS AGREEMENT, effective this 5th day of January 1998, is made between ASHA CORPORATION, a corporation of the State of Delaware, having an office and place of business at 600 C Ward Drive, Santa Barbara, California 93111, (hereinafter referred to as "ASHA") and NEW VENTURE GEAR, INC., a corporation of the State of Delaware having an office and place of business at 1650 Research Drive, Troy, Michigan 48083 (hereinafter referred to as "NVG").

                                  WITNESSETH:

         WHEREAS, ASHA owns certain technology and patents relating to hydromechanical limited slip mechanisms for use in motor vehicle driveline applications;

         WHEREAS, NVG is in the business of, among other things, designing and manufacturing driveline products for installation in motor vehicles;

         WHEREAS, NVG desires to obtain rights to the technology and patents for its driveline products; and

         WHEREAS, ASHA is willing to grant such rights to NVG upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

         When used in this Agreement, each of the following terms shall have the meaning indicated, such meaning to be equally applicable to both the singular and plural form of the term defined.

         1.1 "Gerodisc Devices" shall mean all passively or actively controlled differential and coupling devices which utilize the fluid pressure generated by a gerotor pump to control relative rotary motion and/or torque transfer between two components, and which may include a clutch actuated by fluid from the gerotor pump.

         1.2 "Licensed Technology" shall mean all technology developed or acquired by ASHA at any time prior to termination of this Agreement (which ASHA is not prevented by a third party agreement from disclosing to NVG) including, but not limited to, all technical information, inventions (whether patentable or not), knowhow, product and process developments and all improvements thereto relating to Gerodisc Devices.

         1.3 "Licensed Patents" shall mean all U.S. and foreign patent applications and patents relating to Gerodisc Devices which are owned or controlled by ASHA as well as all divisions, continuations, continuation-in-part, substitutions, reissues and extensions thereof. All patent and patent applications existing at the time of execution of this Agreement are listed in an Appendix I hereto. The list will be supplemented periodically as new patent applications are filed and patents issued, with all such new patents and patent applications considered as Licensed Patents.

         1.4 "Vehicles" shall mean passenger automobiles, vans, light trucks and other sport utility vehicles used on public highways and for occasional use off-road.

         1.5 "Rear Axle Products" shall mean rear axle assemblies, modules, in-line couplings, and axle differentials equipped with or utilizing a Gerodisc Device.

         1.6 "Transaxle Products" shall mean automatic, continuously-variable and manual transaxles, power take-off couplings, and transaxle differentials equipped with or utilizing one or more Gerodisc Devices.

         1.7 "Front Twindisc Products" shall mean front axle assemblies, modules and axle differentials equipped with or utilizing a pair of Gerodisc Devices.

         1.8 "Rear Twindisc Products" shall mean rear axle assemblies, modules, in-line couplings and axle differentials equipped with or utilizing a pair of Gerodisc Devices.

         1.9 "Developed Product" shall be used to refer to Rear Axle Products, Transaxle Products, Front Twindisc Products and Rear Twindisc Products.

                              ARTICLE 2. WARRANTIES

         2.1 ASHA represents and warrants that it is the owner of the Licensed Technology and the Licensed Patents and has the authority to enter into this Agreement and to grant the licenses and rights set forth hereinafter.

         2.2 ASHA represents and warrants that it will not assert any of the Licensed Patents against NVG in a manner that would interfere with NVG's business under this Agreement.

         2.3 ASHA represents and warrants that it will not itself practice the licensed rights for Developed Products and Gerodisc Devices granted to NVG under this Agreement, nor will ASHA grant a license to, or otherwise authorize, a third party to use the Licensed Technology and/or the Licensed Patents in a manner which conflicts with the rights granted to NVG under this Agreement.

         2.4 ASHA represents and warrants that it will diligently seek and maintain U.S. and foreign patent protection required to cover the Licensed Technology under this Agreement.

         2.5 ASHA represents and warrants that, to the best of its knowledge, Developed Products and Gerodisc Devices using the Licensed Technology and/or the Licensed Patents within the scope of this Agreement do not infringe any patents or other intellectual property rights owned by third parties.

         2.6 ASHA represents and warrants that it will use its best efforts to license any third party brought to ASHA's attention who is infringing or will be infringing one or more of the Licensed Patents or who is using the Licensed Technology without authorization.

                                 ARTICLE 3. GRANTS

         3.1 ASHA hereby grants to NVG, subject to Paragraphs 3.2 and 3.3 of this Article, the following licenses under the Licensed Technology and the Licensed Patents with rights to make, have made, use, have used, lease, and sell Developed Products for Vehicles and Gerodisc Devices for Developed Products as described immediately below:

Developed Product                 Territory                 License Basis
-----------------                 ---------                 -------------
(a) Rear Axle Products            Worldwide                 Nonexclusive

(b) Transaxle Products            Worldwide                 Nonexclusive
                                  *                         Exclusive

(c) Front Twindisc Products       Worldwide                 Nonexclusive
                                  *                         Exclusive

(d) Rear Twindisc Products        Worldwide                 Nonexclusive
                                  *                         Exclusive

*THIS INFORMATION HAS BEEN OMITTED AS CONFIDENTIAL AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         3.2 NVG shall have the right to convert any exclusive license into a nonexclusive license upon written notice to ASHA anytime subsequent to two years following the effective date of this Agreement, with a royalty reduction as provided for in Paragraph 4.3 of Article 4.

         3.3 Effective January 31, 2002 and each January 31st thereafter, if the total royalties paid to ASHA under the exclusive license for a Developed Product is less than $250,000 for the prior calendar year, ASHA shall have the right, upon thirty (30) days written notice to NVG, to convert the exclusive license to a nonexclusive license with a corresponding royalty reduction as provided in Paragraph 4.3 of Article 4. However, NVG shall have the right to maintain the exclusive license by paying ASHA the deficiency, within thirty
(30) days of receiving notice, such that the total royalty payment for the prior calendar year equals $250,000.

         3.4 ASHA hereby grants NVG a worldwide nonexclusive license to use the terms "ASHA," "GERODISC" and any other trademark or tradename owned or used by ASHA relating to Gerodisc Devices in any manner of publicity, advertising, or similar activity with the prior consent of ASHA which will not be unreasonably withheld.

         3.5 Upon written notice to ASHA anytime prior to January 31, 1999, NVG shall have the right to grant ASHA a worldwide, nonexclusive, royalty-free license to use any improvements to Gerodisc Devices, whether patentable or not, which are developed by NVG during the term of this Agreement. If granted, this license shall permit ASHA to grant sublicenses to its other licensees subject, however, to the conditions that:

              (a) the sublicense shall not become effective for a period of three (3) years following the grant of the underlying license;

              (b) the other licensee has granted similar cross license and/or grant-back rights to ASHA; and

              (c) ASHA grants NVG a worldwide, nonexclusive, royalty-free license with rights to use all improvements which result from the other licensee's cross license or grant-backs.

                         ARTICLE 4. PAYMENTS AND ROYALTIES

         4.1  Under the terms of this Agreement, NVG agrees to pay ASHA:

              (a) A license fee of $5,100,000 payable in two equal installments due respectively on January 31, 1998 and January 31, 1999;

              (b) A royalty of $* for each Rear Axle Product covered under the worldwide nonexclusive license granted in Paragraph 3.1 (a) of Article 3;

              (c) A royalty of $* for each Transaxle Product covered under the worldwide nonexclusive license granted in Paragraph 3.1 (b) of Article 3;

              (d) A royalty of $* for each Transaxle Product covered under the exclusive license to * granted in Paragraph 3.1 (b) of Article 3;

              (e) A royalty of $* for each Transaxle Product covered under the exclusive license to * granted in Paragraph 3.1 (b) of Article 3 for the first three (3) years following the start of production of the initial model and a royalty of $* for each Transaxle Product thereafter;

              (f) A royalty of $* for each Front Twindisc Product covered under the worldwide nonexclusive license granted in Paragraph 3.1 (c) of
Article 3;

              (g) A royalty of $* for each Front Twindisc Product covered under the exclusive license to * granted in Paragraph 3.1 (c) of Article 3;

              (h) A royalty of $* for each Front Twindisc Product covered under the exclusive license to * granted in Paragraph 3.1 (c) of Article 3 for the first three (3) years following the start of production of the initial model and a royalty of $5.00 for each Front Twindisc Product thereafter;

              (i) A royalty of $* for each Rear Twindisc Product covered under the worldwide nonexclusive license granted in Paragraph 3.1 (d) of
Article 3;

              (j) A royalty of $* for each Rear Twindisc Product covered under the exclusive license to * granted in Paragraph 3.1 (d) of Article 3 for the first three (3) years following the start of production of the initial model and a royalty of $* for each Rear Twindisc Product thereafter.

*THIS INFORMATION HAS BEEN OMITTED AS CONFIDENTIAL AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         4.2 The applicable royalty for each exclusive license set forth in Paragraph 4.1 above shall be reduced by $* per Developed Product sold after each one million units produced until the royalty to be paid is equal to the nonexclusive royalty for that license.

*THIS INFORMATION HAS BEEN OMITTED AS CONFIDENTIAL AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         4.3 In the event that an exclusive license is converted to a nonexclusive license under either of Paragraphs 3.2 and 3.3 of Article 3 hereof, NVG thereafter agrees to pay ASHA:

              (a)  A royalty of $* for each Transaxle Product;

              (b)  A royalty of $* for each Front Twindisc Product; and

              (c)  A royalty of $* for each Rear Twindisc Product.

*THIS INFORMATION HAS BEEN OMITTED AS CONFIDENTIAL AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         4.4 NVG agrees to pay ASHA the applicable royalty, as set forth in Paragraphs 4.1, 4.2 and 4.3 above, for each Developed Product which, when sold or leased, is covered by an unexpired U.S. patent owned by ASHA. Expiration of the patent shall not relieve NVG of its obligation to make royalty payments to ASHA for Developed Products sold or leased prior to the date of expiration.

                           ARTICLE 5. ACCOUNTING AND PAYMENT

         5.1 NVG will keep complete and orderly records showing the number of Developed Products sold, leased or sublicensed by it and royalty due therefor. NVG will deliver to ASHA a written report setting forth the number of Developed Products sold, leased or sublicensed during the four month periods of January through April, May through August, and September through December so long as royalties remain owing by NVG to ASHA. Each report and payment will be due within thirty (30) days of the end of the applicable four month period.

         5.2 Each report will be accompanied by a remittance of the royalties due for the time period covered by the report.

         5.3 NVG will make its records pertaining to the sale or lease of the Developed Products available during normal business hours for ASHA's review, at ASHA's expense. Any inspection will be performed by a certified public accountant paid by ASHA, and only to the extent necessary to determine the accuracy of NVG's reports. NVG will keep copies of the records necessary to substantiate a report for twenty-four months following the end of the period covered by the report.

                          ARTICLE 6. VALIDITY OF THE PATENTS

         If any U.S. patent owned by ASHA and licensed hereunder is held invalid, unenforceable, or of limited scope (which would render it inapplicable when applied to the Developed Products) by any court of competent jurisdiction from which no appeal is possible or taken, NVG's obligation hereunder with regard to the patent shall thereupon permanently cease to the extent of such holding of invalidity, unenforceability, or limitation of scope, but such holding shall not relieve NVG of its obligation to make such payments of royalties that have accrued hereunder prior to the date of such holding or may accrue under other U.S. patents licensed hereunder.

                       ARTICLE 7. ENFORCEMENT OF LICENSED PATENTS

         So long as an exclusive license under this Agreement remains in effect, NVG shall have the right to sue any infringer of a Licensed Patent at its own expense, in the name of ASHA if necessary. NVG and ASHA will divide equally any damages after payment of all litigation expenses up to twice the total royalty which would have been paid if the infringer were sublicensed under Paragraph 4.1 of Article 4. NVG will retain all further damages awarded in such a suit. ASHA agrees to execute any necessary papers for such suit, and NVG agrees to keep ASHA fully informed as to the progress of such suit and to indemnify and defend ASHA for any counterclaim or award resulting from NVG's conduct, including any assessed costs or sanctions.

                           ARTICLE 8. MOST FAVORED LICENSEE

         8.1 In the event that ASHA hereafter grants a license to a third party under the Licensed Patents and/or the Licensed Technology which includes a royalty provision which (when considered with the other terms and conditions therein) is more favorable than the royalty rate set forth in Article 4 of this Agreement, ASHA agrees to advise NVG of such a royalty provision and shall, at the option of NVG, amend this Agreement to grant NVG a royalty rate which is equally favorable considering the terms and conditions herein in their entirety.

         8.2 ASHA agrees to advise NVG of all licenses to be offered to any third parties under the Licensed Technology and/or the Licensed Patents and to grant NVG a "first right of refusal" option with respect to such license offerings.

                               ARTICLE 9. DURATION

         Unless otherwise terminated early in accordance with Article 10 hereof, this Agreement shall remain in force and effect until expiration, or final judicial judgement of invalidity or unenforceability, of all U.S. patents owned by ASHA and licensed hereunder.

                              ARTICLE 10. TERMINATION

         10.1 Subject to the provisions of Article 21, should either party fail to faithfully observe and perform each of the obligations assumed by it under this Agreement for sixty (60) days after its attention has been directed thereto by notice in writing, then the other party shall have right to terminate this Agreement by serving notice in writing of such termination on or after the expiration of such period of sixty (60) days.

         10.2 NVG may terminate this Agreement at any time after July 1, 1999 on ninety (90) days prior written notice to ASHA.

         10.3 Termination of this Agreement shall not act to (a) prevent NVG from fulfilling all contracts in effect on the termination date; (b) relieve NVG of its obligation to pay royalties to ASHA that have accrued up to the termination date; or (c) relieve NVG of its obligation to pay royalties to ASHA that have accrued after the termination date as a result of NVG fulfilling the contracts.

                            ARTICLE 11. CONFIDENTIALITY

         During the term of this Agreement and for five years thereafter, each party agrees to treat the work performed hereunder and all proprietary information received from the other party or its customers including, without limitation, competitively sensitive data, trade secrets, strategic business plans, and other information relating to the Licensed Technology and the Developed Products, regardless of format or notice, as confidential and will not use, disclose or exploit such information in any way, directly or indirectly, except as authorized herein or in writing by the disclosing party. Such information may only be disclosed to those employees who have a need to know and to the extent necessary to perform work hereunder. Each party agrees to take all reasonable steps to maintain the secrecy of the information at least as stringent as that party uses to safeguard its own confidential information. The foregoing obligations will not apply to information which is or becomes available to the public through no fault of the recipient, is previously known or developed independently by the receipt as evidenced by prior written and dated documentation, or is received from a third party without a secrecy obligation to either party, or is information that would be disclosed to NVG's parents or to potential customers in the ordinary course of business.

                             ARTICLE 12. BEST EFFORTS

         So long as this Agreement is in force, ASHA shall use its best efforts to advance NVG's commercialization of Developed Products by providing market development and sales assistance, technical assistance, engineering research and development and engineering field support without charge to NVG. NVG shall pay for all prototyping costs, first authorized in writing by NVG, at ASHA's then normal rates charged to other customers for similar or identical services. ASHA will attempt to secure payment from clients for initial prototype development.

                         ARTICLE 13. MERGER AND INTEGRATION

         This Agreement constitutes the entire agreement among the parties and supersedes and annuls any and all other or former agreements, contracts, promises or representations, whether oral or written, expressed or implied, among the parties, with respect to the Licensed Technology and Licensed Patents as applicable to the Developed Products.

                           ARTICLE 14. NO IMPLIED WAIVER

         The failure of either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right to require such performance at the time thereafter, nor shall the waiver of either party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.

                         ARTICLE 15. RELATIONSHIP OF PARTIES

         NVG and ASHA are independent contracting parties and nothing in this Agreement, except as provided in Article 7, is intended to make, or shall make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other party.

                               ARTICLE 16. AMENDMENT

         This Agreement may be modified only by a written amendment which is signed by authorized representatives from ASHA and NVG.

                              ARTICLE 17. APPLICABLE LAW

         This Agreement shall be construed, interpreted, and governed by the laws of the State of Michigan and both parties consent to exclusive personal jurisdiction in the State and Federal Courts located in the State of Michigan for resolution of all conflicts and legal matters arising from this Agreement.

                             ARTICLE 18. DISPUTE RESOLUTION

         If a dispute arises between the parties relating to this Agreement, the parties will meet within ninety days in a good faith effort to resolve the dispute. If the meeting is not successful, the parties will meet within thirty days at a more senior level in another good faith effort to resolve the dispute. Each meeting must be attended by employees and representatives of each party with authority to agree on reasonably anticipated actions to resolve the dispute, but neither party shall be obligated to include its chief executive officer in a meeting.

                                ARTICLE 19. SEVERABILITY

         If any provision of this Agreement is declared void or unenforceable by any competent judicial or administrative authority, then any such provision shall be severed and all remaining provisions of this Agreement shall remain in full force and effect.

                                 ARTICLE 20. ASSIGNMENT

         This Agreement is personal in nature and shall not be assigned or transferred without the written consent of the other party except in connection with the sale of the entire line of business relating to Gerodisc Devices.

                                  ARTICLE 21. NOTICES

         Notices required by this Agreement shall be effective only when a writing is actually received by the designated representative of the parties as follows:

      To ASHA:   Mr. Jack McCormack, President
                 ASHA Corporation
                 600 C Ward Drive Santa Barbara, CA 93111

      To NVG:    Mr. James Lanzon, VP
                 New Venture Gear, Inc.
                 1650 Research Drive, Suite 350
                 Troy, MI 48083

      With copy to:

                 Philip E. Rettig, Esq.
                 Harness, Dickey & Pierce, P.L.C.
                 5445 Corporate Drive, Suite 400
                 Troy, Michigan 48098

unless written notice of change shall have been previously given.

         IN WITNESS WHEREOF, the parties hereto execute this Agreement by duly authorized representatives.

NEW VENTURE GEAR, INC.                     ASHA CORPORATION

By: /s/ Fred L. Hubacker                   By: /s/ Jack McCormack
   Fred L. Hubacker                           Jack McCormack

Its: President and CEO                     Its: President and CEO

                                  APPENDIX 1

                                ASHA GERODISC
                           PATENTS & APPLICATIONS

ASHA NO.   TITLE                        SERIAL NO.     PATENT     ISSUE DATE

0134PUS    Vehicle Drivetrain           08/016,168     5,310,388  5/10/94
           Coupling

0134PCT    Vehicle Drivetrain           PCT/US93/01098
           Coupling

           (This PCT application has proceeded into the national and regional phases in Australia, Europe, Japan, and Korea)

0134PCN    Vehicle Drivetrain           9410564.5
           Coupling                     02/09/94

0134PMX    Vehicle Drivetrain           940391
           Coupling                     01/11/94

0135PUS    Hydraulic Coupling           08/205,900     5,536,215  7/16/96
           For Vehicle Drivetrain

0137PUS    Hydraulic Coupling           08/482,761     5,595,214  1/21/97
           For Vehicle Drivetrain       06/07/95

0137PCT    Hydraulic Coupling           PCT/US96/07987
           For Vehicle Drivetrain       05/30/96

0138PUS    Vehicle Drivetrain           08/496,250     5,611,746  3/18/97
           Coupling                     06/28/95

0138PCT    Vehicle Drivetrain           PCT/US96/07988
           Coupling

0147PUS    Hydraulic Coupling           08/733,3562
           For Vehicle Drivetrain       01/07/96

0151PUS    Hydraulic Coupling           08/882,363
           For Vehicle Drivetrain